Exhibit 10.8

                            FIRST INDIANA CORPORATION
                            2004-06 INCENTIVE PROGRAM
                            FOR ROBERT H. WARRINGTON

1.    Recitations.

      1.1. This incentive program is established pursuant to the First Indiana Corporation 2004 Executive Compensation Plan (the "2004 ECP").

2.    Restricted Stock Award.

      2.1. Robert H. Warrington is awarded ______ shares of restricted stock, contingent on his continued service through December 31, 2006, the attainment of the basic performance target established under the 2004 ECP for the two-year period ending December 31, 2005, and the attainment of the basic performance targets established under the 2004 ECP for the 2006 calendar year.

      2.2. The restricted stock award under this Section 2.2 is made pursuant to the 2004 ECP and the 2002 Stock Incentive Plan.

3.    Deferred Shares Award.

      3.1. An award of _______ deferred shares is made to Robert H. Warrington pursuant to the 2004 ECP, contingent on his continued service through December 31, 2006, the attainment of the basic performance target established under the 2004 ECP for the two-year period ending December 31, 2005, and the attainment of the extra achievement performance targets established under the 2004 ECP for the 2006 calendar year.

4.    Additional Terms and Conditions.

      4.1. The Compensation Committee has determined that Robert H. Warrington is or is likely to become a Covered Employee for purposes of the 2004 ECP. Accordingly, the awards to him under this program are subject to Section 6.3 of the 2004 ECP and shall vest only if and when the Compensation Committee determines and certifies that the applicable performance goals were met.

      4.2. Inasmuch as Robert H. Warrington is an employee of the Corporation, the awards to him under this program are made by the Corporation, and the settlement of such awards shall be made by and at the expense of the Corporation.

      4.3. The base level and extra achievement level performance targets established under the 2004 ECP for the 2006 calendar year are set forth as ranges, with each having a minimum and a maximum. In each case, if the maximum or more than the maximum is attained, the full award may vest. If the minimum or less than the minimum is attained, no part of the award may vest. If more than the minimum

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            and less than the maximum is attained, a pro rata portion of the award may vest. However, the performance target established under the 2004 ECP for the two-year period ending December 31, 2005 is fixed, and unless that target is attained or exceeded, no portion of any of the awards under this program may vest.

      4.4. In establishing the performance targets for purposes of this program, the Compensation Committee took into account the anticipated effect on the Corporation's 2004, 2005 and 2006 diluted earnings per share of the Corporation's 2004 restructuring plan. However, in establishing such targets, the Compensation Committee did not take into account the impact on such earnings of the anticipated change in the accounting rules relating to the expensing of stock option. Accordingly, for purposes of this program, the Corporation's 2004, 2005 and 2006 diluted earnings per share will not be adjusted in respect of the effect thereon of implementing the Corporation's 2004 restructuring plan but will be adjusted in respect of the effect thereon of such accounting rule change.

5. Shareholder Approval. The 2004 ECP was adopted subject to shareholder approval. If the shareholders of the corporation fail to approve the 2004 ECP (as the same may be amended prior to or in connection with its submission to the shareholders for approval) at or before the 2005 annual meeting, the 2004 ECP, this incentive program, and all awards made or continued pursuant to the 2004 ECP, including those made to Robert H. Warrington under this incentive program, shall be null and void.


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